Exhibit 2.2

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”) is entered into as of November 12, 2025, by and among Day One Biopharmaceuticals, Inc., a Delaware corporation (“Parent”), Emerald Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and [_________] (“Supporting Stockholder”).

RECITALS

A.            Supporting Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of (i) shares of common stock, $0.0001 par value per share, of Mersana Therapeutics, Inc., a Delaware corporation (the “Company” and such shares, the “Company Shares”), (ii) options to purchase Company Shares (“Company Options”) and (iii) awards of restricted stock units with respect to Company Shares that is, at the time of determination, subject to vesting or forfeiture conditions (the “Company RSU Awards” and together with the Company Shares and Company Options, collectively, the “Company Securities”), in each case, as set forth on Exhibit A hereto, together with all additional Company Securities of which Supporting Stockholder acquires Ownership during the Support Period, including any Company Shares acquired or otherwise beneficially owned by such Supporting Stockholder upon the exercise of Company Options or vesting of Company RSU Awards after the date hereof (collectively, the “Subject Securities).

B.            Concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Parent to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all of the outstanding Company Shares and (ii) following the acceptance for payment for the Company Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a subsidiary of Parent, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

C.            As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement in consideration therefor, Supporting Stockholder has agreed to enter into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.         CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)           Capitalized terms used herein that are not defined shall have the respective meanings assigned to those terms in the Merger Agreement.

(b)          “Contract” means any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligations of any kind, including, any voting agreement, proxy arrangement, pledge agreement, stockholder agreement or voting trust, to which Supporting Stockholder is a party or by which the Subject Securities are bound.

(c)          “Expiration Date” means the earliest of (i) the date and time upon which the Merger Agreement is validly terminated in accordance with Section 9 of the Merger Agreement, (ii) the date and time upon which the Merger becomes effective, (iii) the termination or withdrawal of the Offer by Parent or Merger Sub, and (iv) the expiration of the Offer without the Merger Sub having accepted for payment the Company Shares tendered in the Offer.

(d)          “Lien” means any lien, pledge, hypothecation, security interest, option, right of first refusal, proxy, voting trust or agreement, or other similar encumbrance on the Subject Securities (other than as created by this Agreement or restrictions on transfer under the Securities Act).

(e)           Supporting Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Supporting Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(f)           “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(g)            A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) lends, sells, pledges, gifts, hedges, encumbers, grants a Lien on or an option with respect to, enters into any derivative arrangement with respect thereto, transfers or disposes of such security or any interest in such security or right therein to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment contemplating the possible lending of, sale of, pledge of, gift, hedge, encumbrance or Lien of, grant of an option with respect to, a derivative arrangement, transfer of or disposition of such security or any interest or right therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s beneficial ownership of or interest in or risk relating to such security or enters into a derivative arrangement with respect to such security.

SECTION 2.         TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1          Restriction on Transfer of Subject Securities. Subject to Section 2.3 below, during the Support Period, Supporting Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected, and any such Transfer made not in accordance with Section 2.3 during the Support Period shall be null and void ab initio. Without limiting the generality of the foregoing, during the Support Period, Supporting Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2          Restriction on Transfer of Voting Rights. During the Support Period, Supporting Stockholder shall ensure that: (a) none of the Subject Securities is deposited or otherwise transferred into a voting trust or any voting agreement or arrangement is entered into with respect to the Subject Securities other than as set forth in this Agreement; (b) no proxy, power-of-attorney, consent right or other authorization is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities other than as set forth in this Agreement; (c) no action is taken or permitted that would in any material way restrict, limit or interfere with the performance of Supporting Stockholder’s obligations hereunder or otherwise make any representation or warranty of Supporting Stockholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio; and (d) Supporting Stockholder does not and causes each of its affiliates not to become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

2.3          Permitted Transfers. Section 2.1 above shall not prohibit a Transfer of Subject Securities by Supporting Stockholder: (a) if Supporting Stockholder is an individual (i) to any member of Supporting Stockholder’s immediate family, or to a trust for the benefit of Supporting Stockholder or any member of Supporting Stockholder’s immediate family, the sole trustees of which are such Supporting Stockholder or any member of such Supporting Stockholder’s immediate family, (ii) by will or under the laws of intestacy upon the death of Supporting Stockholder or (iii) as necessary to generate such amount of cash needed for the payment of taxes (including estimated taxes) due as a result of the vesting of restricted stock units issued to such Supporting Stockholder pursuant to a Company equity plan in effect as of the date of this Agreement; (b) if Supporting Stockholder is a limited partnership or limited liability company, to a partner or member of Supporting Stockholder; (c) if Supporting Stockholder is a corporation, to an affiliate under common control with Supporting Stockholder; or (d) to a charitable organization qualified under Section 501(c)(3) of the Code; provided, however, that a Transfer referred to in clauses “(a)” through “(d)” of this sentence shall be permitted only if (A) all of the representations and warranties in this Agreement with respect to Supporting Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustments arising solely as a result of such Transfer, (B) as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement as a “Supporting Stockholder” for all purposes of this Agreement, and (C) such transfer occurs no later than three (3) Business Days prior to the Expiration Date. If any involuntary Transfer of any of such Supporting Stockholder’s Subject Securities shall occur (including, but not limited to, a sale by such Supporting Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Securities subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Date.

SECTION 3.         TENDER OF SUBJECT SECURITIES

3.1          Tender of Subject Securities. Until the Expiration Date, Supporting Stockholder hereby agrees, subject to Section 3.3, to validly and irrevocably tender or cause to be validly and irrevocably tendered the Subject Securities (other than (x) Company Options that are not exercised into Company Shares as of the Tender Date and (y) Company RSU Awards that are not vested as of the Tender Date) (collectively, the “Tender Shares”) free and clear of all Liens, or cause such Supporting Stockholder’s Tender Shares to be tendered, in the Offer, including by delivering pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Supporting Stockholder’s Tender Shares complying with the terms of the Offer, (b) written instructions to such Supporting Stockholder’s broker, dealer or other nominee that such Tender Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and (c) all other documents or instruments reasonably required to be delivered by other Company Stockholders pursuant to the terms of the Offer, no later than the tenth (10th) Business Day following the commencement of the Offer (such date the Tender Shares are validly and irrevocably tendered, the “Tender Date”). If Supporting Stockholder acquires Tender Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Supporting Stockholder shall validly and irrevocably tender or cause to be validly and irrevocably tendered such Tender Shares on or before the earlier of (a) five (5) Business Days after such acquisition, and (b) one (1) Business Day prior to the Expiration Date. Until the Expiration Date, Supporting Stockholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer at any time. Supporting Stockholder shall notify Parent as promptly as reasonably practicable in writing of the number of any additional shares of Company Shares of which such Supporting Stockholder acquires beneficial or record ownership on or after the date hereof (including (x) Company Options that are exercised into Company Shares and (y) Company RSU Awards that vest).

3.2          Return of Subject Securities. If (a) the Offer is terminated or withdrawn by Parent or Merger Sub, or (b) the Expiration Date occurs prior to the purchase of the Subject Securities in the Offer, Parent and Merger Sub shall promptly direct any depository acting on behalf of Parent and Merger Sub to return all Tender Shares tendered by Supporting Stockholder in the Offer to Supporting Stockholder.

3.3          No Requirement to Exercise. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Supporting Stockholder to exercise Supporting Stockholder’s Company Options or require Supporting Stockholder to purchase any Company Shares, and nothing herein shall prohibit Supporting Stockholder from exercising any Company Options held by such Supporting Stockholder.

SECTION 4.         VOTING OF COMPANY SHARES

4.1          Voting Covenant. Supporting Stockholder hereby irrevocably and unconditionally agrees that, during the Support Period, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Supporting Stockholder shall, in each case to the fullest extent that such Supporting Stockholder’s Subject Securities are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Securities, and unless otherwise directed in writing by Parent:

(a)           in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, and (ii) each of the other Transactions;

(b)           against any action or agreement that would (i) result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or of Supporting Stockholder in this Agreement or (ii) result in any of the conditions set forth in Section 8 or Annex I of the Merger Agreement not being satisfied on or before the Outside Date; and

(c)           against the following actions (other than the Merger and the other Transactions): (i) any Alternative Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws; (iii) any change in the capitalization of the Company or the Company’s corporate structure; (iv) any sale, lease, exclusive license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights) of the Company or any reorganization, recapitalization or liquidation of the Company, (v) any change in the majority of the board of directors of the Company; and (vi) any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement.

During the Support Period, Supporting Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in a manner inconsistent with clauses “(a)”, “(b)” or “(c)” of this Section 4.1.

4.2          Irrevocable Proxy Solely with respect to the matters described in Section 4.1, for so long as this Agreement has not been validly terminated in accordance with its terms, Supporting Stockholder hereby irrevocably appoints Parent as its attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of such Supporting Stockholder’s voting rights with respect to all such Supporting Stockholder’s Subject Securities (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all such Supporting Stockholder’s Subject Securities solely on the matters described in Section 4.1, and in accordance therewith. Subject to the proxy granted this Section 4.2, Supporting Stockholder shall retain at all times the right to vote such Supporting Stockholder’s Subject Securities in such Supporting Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in Section 4.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

4.3          Further Assurances.

(a)           During the Support Period, Supporting Stockholder shall, at Parent’s sole expense, perform such further acts and execute such other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(b)           During the Support Period, Supporting Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would restrict, limit or interfere with the performance of any of Supporting Stockholder’s obligations hereunder.

SECTION 5.          WAIVER OF APPRAISAL RIGHTS

5.1            During the term of this Agreement, Supporting Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Company Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that Supporting Stockholder may have by virtue of, or with respect to, any Subject Securities Owned by Supporting Stockholder, including any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise.

SECTION 6.         REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Supporting Stockholder hereby represents and warrants to each of Parent and Merger Sub as follows:

6.1          Authorization, etc. Supporting Stockholder has the authority and legal capacity to execute and deliver this Agreement and to perform Supporting Stockholder’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by Supporting Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Supporting Stockholder, enforceable against Supporting Stockholder in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers. If Supporting Stockholder is a corporation, then Supporting Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Supporting Stockholder is a general or limited partnership, then Supporting Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Supporting Stockholder is married, and any of the Subject Securities of Supporting Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by Supporting Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent and Merger Sub, is enforceable against Supporting Stockholder’s spouse in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

6.2            No Conflicts or Consents.

(a)           The execution and delivery of this Agreement by Supporting Stockholder does not, and the performance of this Agreement by Supporting Stockholder will not: (a) assuming the Company’s, Parent’s and Merger Sub’s compliance with all applicable antitrust and competition laws, conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Supporting Stockholder or by which Supporting Stockholder or any of Supporting Stockholder’s properties is or may be bound; (b) if Supporting Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Supporting Stockholder; (c) result in or constitute (with or without notice or lapse of time) any material breach of or material default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any Contract to which Supporting Stockholder is a party or by which Supporting Stockholder or any of Supporting Stockholder’s Affiliates or properties is or may be bound or affected; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Supporting Stockholder or by which any of its assets are bound, except, in each case, for any conflict, violation, breach, default or right which would not adversely affect in any material respect the ability of Supporting Stockholder to perform its obligations hereunder.

(b)           The execution and delivery of this Agreement by Supporting Stockholder does not, and the performance of this Agreement by Supporting Stockholder will not, require any filing with or notification of, nor any permit, authorization, consent or approval of, any Person, other than as required by the Securities Act, the Exchange Act, other similar securities laws and the rules and regulations promulgated thereunder or where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not, individually or in the aggregate, prevent or delay the performance by Supporting Stockholder of any of its obligations under this Agreement. Assuming the Company’s, Parent’s and Merger Sub’s compliance with all applicable antitrust and competition laws, no consent or notification of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Supporting Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement, as otherwise may be required by the Securities Act, the Exchange Act, other similar securities laws and the rules and regulations promulgated thereunder, or where the failure to obtain such consents or make such registrations, declarations or filings would not adversely affect in any material respect the ability of Supporting Stockholder to perform its obligations hereunder.

6.3          Title to Company Shares; Total Company Shares. Supporting Stockholder (a) owns, free and clear of any Lien (other than applicable restrictions on Transfer under securities Laws and Liens that would not adversely affect in any material respect the ability of Supporting Stockholder to perform its obligations hereunder), and has good and marketable title to the Subject Securities set forth opposite Supporting Stockholder’s name on Exhibit A to this Agreement, and (b) except as set forth in Exhibit A hereto, does not hold or have any ownership interest in any other Company Shares or any performance based stock awards, restricted stock, options (including any granted pursuant to any Company Stock Plan) or warrants to acquire Company Shares, or other rights or securities convertible into or exercisable or exchangeable for Company Shares. The Subject Securities listed on Exhibit A opposite Supporting Stockholder’s name constitute all of the Company Shares, Company Options and Company RSU Awards and any other securities of the Company Owned by Supporting Stockholder.

6.4          Legal Proceedings. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Supporting Stockholder, threatened against Supporting Stockholder or any of such Supporting Stockholder's properties or assets that would reasonably be expected to prevent or materially delay or impair the consummation by Supporting Stockholder of the transactions contemplated by this Agreement or otherwise impair the ability of Supporting Stockholder to perform Supporting Stockholder’s obligations hereunder.

6.5          Merger Agreement. Supporting Stockholder has reviewed and understands the terms of this Agreement and the Merger Agreement, and Supporting Stockholder has had the opportunity to consult with such Supporting Stockholder’s counsel in connection with this Agreement.

6.6          Voting Power. Supporting Stockholder has full voting power with respect to all such Supporting Stockholder’s Subject Securities (to the extent such Subject Securities having voting rights), and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Supporting Stockholder’s Subject Securities. None of such Supporting Stockholder’s Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder.

6.7          Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent, Merger Sub or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Supporting Stockholder.

6.8          Reliance. Supporting Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Supporting Stockholder’s execution, delivery and performance of this Agreement.

SECTION 7.         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Supporting Stockholder as follows:

7.1          Authorization, etc. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Supporting Stockholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

7.2          No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and their respective Representatives will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent and Merger Sub (or any of such Representatives) or by which Parent or Merger Sub (or any of such Representatives) or any of their respective properties is or may be bound; or (b) require any filing with, nor any permit, authorization, consent or approval of, any Person or require any consent of, or registration, declaration or filing with, any Governmental Authority, other than (i) any applicable requirements of the Exchange Act, NYSE, and the DGCL, (ii) as required by Antitrust Laws, (iii) as contemplated by the Merger Agreement (including schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement.

SECTION 8.         ADDITIONAL COVENANTS OF STOCKHOLDER

8.1          Supporting Stockholder Information. Supporting Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents, any other document or schedule filed with the SEC or any other Governmental Authority or applicable securities exchange and any press release or disclosure document that Parent or Merger Sub reasonably determines to be necessary or advisable in connection with the Offer, Supporting Stockholder’s identity and ownership of the Subject Securities and the nature of Supporting Stockholder’s commitments, arrangements and understandings under this Agreement.

8.2          Further Assurances. From time to time and without additional consideration, Supporting Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments for the purpose of carrying out and furthering the intent of this Agreement, and shall (at Parent’s sole expense) use commercially reasonable efforts to take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

8.3            Stop Transfer Order; Legends. Supporting Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Supporting Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

8.4          No Solicitation. During the Support Period, Supporting Stockholder hereby agrees that it shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information with respect to or in connection with or for the purpose of soliciting, knowingly encouraging or knowingly facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (iii) adopt, approve, recommend, submit to stockholders or declare advisable any Alternative Proposal; (iv) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.3 of the Merger Agreement); (v) release or permit the release of any Person from, or waive or permit the waiver of any provision of, or fail to use reasonable best efforts to enforce or cause to be enforced, any standstill or similar agreement to which the Company is a party, unless the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that the failure to do so would be, or would reasonable be expected to be, inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law; (vi) take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover Laws or the Company’s organizational or other governing documents or grant a waiver under Section 203 of the DGCL; or (vii) resolve, publicly propose or agree to do any of the foregoing; provided, in connection with the termination by the Company of the Merger Agreement in accordance with its terms in order to enter into an Alternative Acquisition Agreement, Supporting Stockholder shall be entitled to enter into a voting or other support agreement with the Person making the Superior Proposal.

8.5          Public Announcement. Supporting Stockholder shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, issue any press release or make any public statement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the written approval of Parent, except as may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which Supporting Stockholder is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, Supporting Stockholder shall consult in good faith with Parent before making any such public announcement. Supporting Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or the Transactions) of: (a) Supporting Stockholder’s identity; (b) Supporting Stockholder’s ownership of the Subject Securities; and (c) the nature of Supporting Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or the Transactions and (ii) agrees as promptly as practicable to give Parent any information it may reasonably require for the preparation of any such disclosure documents and notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by Supporting Stockholder specifically for use in any such disclosure document.

8.6          Waiver of Certain Actions. Supporting Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Expiration Date or the Closing) or (b) alleging a breach of any duty of the board of directors of the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

SECTION 9.         MISCELLANEOUS

9.1          Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the number of issued and outstanding Subject Securities or securities convertible or exchangeable into or exercisable for Subject Securities changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) Supporting Stockholder shall become the beneficial owner of any additional Company Shares, then the terms of this Agreement shall apply to the Company Shares held by Supporting Stockholder immediately following the effectiveness of the events described in clause (a) or Supporting Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Securities hereunder. In the event that Supporting Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4 hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Subject Securities hereunder.

9.2          Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

9.3          Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.4          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 9.4):

if to Supporting Stockholder:

at the address set forth on the signature page hereof;

and if to Parent or Merger Sub (or following the Effective Time, the Company):

Day One Biopharmaceuticals, Inc.

1800 Sierra Point Parkway, Suite 200

Brisbane, California 94005

Attention: Adam Dubow and Sishir Mokkapati

Email: [**]; [**]

with a copy to (which copy shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Robert Freedman, Stefano Quintini; David K. Michaels

Email: RFreedman@fenwick.com; SQuintini@fenwick.com; dmichaels@fenwick.com

9.5          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.6          Entire Agreement; Counterparts. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.7          Assignment; Binding Effect. No party may assign (by merger, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that each of Parent or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of Supporting Stockholder; provided, however, that no such assignment shall release Parent or Merger Sub of any of its obligations under this Agreement or enlarge any obligation of Supporting Stockholder hereunder. Any purported assignment in violation of this Agreement will be void ab initio.

9.8          Independence of Obligations. The covenants and obligations of Supporting Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Supporting Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Supporting Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Supporting Stockholder.

9.9          Governing Law.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.9(c), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.9(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.4. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)          The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy will occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.9(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and, without that right, none of the parties would have entered into this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.9(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10       Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11        Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall be revoked and become null and void on, and have no further effect as of the Expiration Date. Nothing in this Section 9.11 shall relieve any party from any liability for any breach of this Agreement occurring prior to the termination of this Agreement and the provisions of this Section 9 shall survive any termination of this Agreement.

9.12        Directors and Officers. This Agreement applies to Supporting Stockholder solely in such Supporting Stockholder’s capacity as a holder of Subject Securities, and not to Supporting Stockholder or any Representative of Supporting Stockholder in any other capacity (including serving as a director or officer of the Company). Nothing in this Agreement shall be construed to prohibit Supporting Stockholder or any of Supporting Stockholder’s Representatives who is an officer or member of the board of directors of the Company from taking any action (or failure to act) solely in his or her capacity as an officer or member of the board of directors of the Company or from taking any action with respect to any Alternative Proposal solely in their capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

9.13       Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)          Unless otherwise indicated all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement, as applicable.

(e)           The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to effect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(f)           References to “$” refer to United States dollars unless otherwise noted.

9.14       No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Securities Owned by Supporting Stockholder at a given time shall remain vested in and belong to Supporting Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Supporting Stockholder in the voting of any of the Subject Securities, except as otherwise specifically provided herein.

9.15       No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until (a) the board of directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company Charter or the Company's bylaws, the Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

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Each of Parent, Merger Sub and Supporting Stockholder has caused this Agreement to be executed as of the date first written above.

Day One Biopharmaceuticals, Inc.

By

Title

Emerald Merger Sub, Inc.

By

Title

Signature Page to Tender and Support Agreement

Supporting Stockholder

Signature

Printed Name

Address:

Email:

Signature Page to Tender and Support Agreement

Exhibit A

Subject Securities

Name	Company Shares	Company Options	Company RSU Awards